Exhibit 99.1

Optium Corporation 200 Precision Road Horsham, PA 19044 267-803-3800 www.optium.com
News Release

Contact:

Veronica Rosa
Investor & Media Relations
267-803-3801
vrosa@optium.com

Optium Corporation Announces Second Quarter Fiscal 2007 Results
Reports Record Revenues and Net Income
Company Announces First ROADM Production Shipments

Horsham, PA, February 27, 2007 (Prime Newswire) - Optium Corporation (NASDAQ: OPTM) (the “Company” ), a supplier of high-performance optical subsystems, today reported financial results for the second quarter of fiscal year 2007, which ended January 27, 2007.

Optium reported record revenues of $34.1 million for the second quarter of fiscal 2007, an increase of 14% over the prior quarter and 113% over the second quarter of the prior year. Net income for the second quarter of fiscal 2007 was $3.9 million, or $0.15 per diluted share, in accordance with U.S. generally accepted accounting principles (GAAP). This compares to GAAP net income of $2.8 million, or $0.13 per diluted share, in the prior quarter.  Compared to the same period a year ago, GAAP net income grew from $817,000 to $3.9 million.

Non-GAAP net income for the second quarter of fiscal 2007 grew 36% to $4.3 million, or $0.16 per diluted share.  This compares to non-GAAP net income of $3.2 million, or $0.15 per diluted share, in the prior quarter.  Compared to the same period a year ago, non-GAAP net income grew from $817,000 to $4.3 million.  Non-GAAP net income, as defined below, excludes charges associated with stock-based compensation and duplicate facility costs related to the relocation of Optium’s U.S. operations to a new facility in February 2007 to accommodate the Company’s growth path.

The Company also announced that it began production shipments of its new WSS ROADM during the second quarter.  Optium’s WSS ROADM is based on proprietary liquid crystal on silicon technology (LCoS) and offers software-reconfigurable advanced features such as drop and continue and programmable channel contouring.  Optium’s embedded software approach to product functionality provides a strong competitive advantage through increased manufacturing efficiency and faster time to market.

“We are pleased with our performance in the second quarter,” commented Eitan Gertel, Chairman and CEO of Optium Corporation.  “The second quarter marked the tenth quarter of consecutive revenue growth, as well as record revenues and net income.

“We are committed to providing value to our customers through best-in-class products for all their optical communication system needs.  In the second quarter, we executed against those goals by adding new products, new customers and design wins, as well as expanding our manufacturing capacity in both the U.S. and Australia,” concluded Gertel.

Outlook
The Company expects third quarter revenues of $34.5 to $35.5 million.  GAAP earnings for the third quarter are expected to be $0.13 to $0.14 per diluted share.  Non-GAAP earnings for the third quarter are expected to be $0.15 to $0.16 per diluted share, excluding expected pre-tax stock based compensation charges of approximately $275,000 and duplicate facility costs during facility move of approximately $175,000.

Conference Call Information

The Company will host a conference call to discuss its financial performance following this release on Tuesday, February 27, 2007 at 4:30 p.m. eastern. The dial-in number is (800) 819-9193. A webcast of the call, both live and archived, will also be available through the investor relations section of Optium’s website at http://ir.optium.com. A replay of the call will be available this evening through midnight on March 2, 2007 and can be accessed by dialing (719) 457-0820 or (888) 203-1112, access code 9042818.

About Optium Corporation
Optium designs, manufactures and sells a suite of high-performance optical subsystems, including transceivers and transmitters, for use in telecommunications and cable TV network systems.  The company also recently introduced a next-generation reconfigurable optical add/drop multiplexer, or ROADM, that enables dynamic wavelength processing.   Quoted on the NASDAQ Global Market under the symbol “OPTM,” Optium is headquartered in Horsham, PA and has other offices in Sydney, Australia.  For more information, visit http://www.optium.com.

Optium Corporation Safe Harbor Statement
Certain statements made in this press release that are not based on historical information are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release contains express or implied forward-looking statements relating to, among other things, Optium Corporation’s business outlook. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond Optium Corporation’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.  In particular, the risks and uncertainties include, among other things:  risks associated with changes in the demand for the Company’s products and/or aggressive competition, which may force the Company to reduce prices; risks associated with the development and acceptance of new products and product features; risks associated with the Company’s dependence on a limited number of customers for a significant percentage of its revenues; risks associated with dependence on a limited number of component suppliers and/or increased demand for components, which could lead to shortages that could disrupt or delay company shipments; risks associated with making significant investments in the expansion of the business and with increased expenditures; risks associated with the Company’s products being dependent upon the ability to anticipate and quickly respond to evolving technologies and customer requirements; risks associated with becoming subject to defending and resolving allegations or claims of infringement of intellectual property rights; risks associated with others infringing on the Company’s intellectual property rights; risks associated with the Company’s ability to retain existing personnel and recruit and retain qualified personnel; risks associated with rapidly changing technology and the ability of the Company to introduce new products on a timely and cost-effective basis; risks associated with changes in the competitive or regulatory environment in which the Company operates; and other risks.  Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Optium Corporation undertakes no obligation to update or revise its forward looking statements contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by Optium Corporation, see the disclosure contained in Optium Corporation’s public filings with the Securities and Exchange Commission, including the risk factors included in Optium Corporation’s Quarterly Report on Form 10Q, filed December 12, 2006.  All filings are available through the SEC’s website at www.sec.gov or from Optium Corporation’s web site at www.optium.com.

Optium Second Quarter Fiscal 2007 GAAP Results:

Consolidated statements of operations for the three-month and six-month periods set forth below are on a GAAP basis as follows (in thousands, except per share amounts):

	Three months ended			Six months ended
	January 27, 2007	October 28, 2006	January 28, 2006	January 27, 2007	January 28, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$34,139	$30,010	$16,013	$64,149	$30,029
Cost of revenues	24,214	21,305	12,406	45,519	23,380
Gross profit	9,925	8,705	3,607	18,630	6,649

Operating expenses:
Research and product development	3,513	2,996	1,802	6,509	3,544
Selling, general and administrative	3,359	2,827	981	6,186	1,928
Total operating expenses	6,872	5,823	2,783	12,695	5,472
Income from operations	3,053	2,882	824	5,935	1,177
Interest and other income (expense), net	1,102	56	8	1,158	40
Income before income tax provision	4,155	2,938	832	7,093	1,217
Income tax provision	293	179	15	472	23
Net income	$3,862	$2,759	$817	$6,621	$1,194

Earnings per share:
Basic	$0.16	$0.96	$0.45	$0.48	$0.66
Diluted	$0.15	$0.13	$0.05	$0.28	$0.07

Weighted average shares outstanding:
Basic	24,592	2,864	1,822	13,668	1,820
Diluted	26,592	20,630	17,275	23,564	17,128

Optium Second Quarter Fiscal 2007 Non-GAAP Results:

Use of Non-GAAP Financial Measures
In this earnings release, the Company uses certain non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  A reconciliation between non-GAAP and GAAP net income and net income per share can be found below. The Company believes that non-GAAP net income and net income per share, as calculated to exclude certain non-recurring and/or non-cash charges, such as stock-based compensation expense, acquired in-process research and development expense and duplicate facility costs during facility move, are indications of the Company’s baseline operating performance before gains, losses or other charges that are considered by management to be outside of the Company’s core operating results.  The Company has incurred duplicate facility costs during facility move as a result of the execution of a lease for a new operating facility and the early termination of the lease for its current operating facility.  Management does not consider stock-based compensation expenses, acquired in-process research and development expense or duplicate facility costs during facility move to be part of its core operations because (a) stock-based compensation is a non-cash charge, (b) acquired in-process research and development expense is a non-cash, non-recurring item that is fully expensed upon the closing of an acquisition, and (c) duplicate facility cost during facility move is a non-recurring charge not expected to be incurred in the future.  In addition, non-GAAP net income and non-GAAP net income per share as calculated are primary financial measures that the Company uses to evaluate its financial performance and forecast future financial results.  While non-GAAP net income and non-GAAP net income per share are not measures calculated in accordance with GAAP or alternatives for measures calculated in accordance with GAAP, such as net income and net income per share, the Company believes that providing this information to investors, in addition to GAAP measures such as net income and net income per share, allows investors to better evaluate its current core operating performance relative to prior periods and its financial results in comparison to its competitors.  However, non-GAAP net income and non-GAAP net income per share:

•                  are not measures of financial performance calculated in accordance with GAAP;

•                  do not represent net income or net income per share as defined by GAAP; and,

•                  should not be considered as an alternative to net income or net income per share prepared in conformity with GAAP.

Further, non-GAAP net income and non-GAAP net income per share as calculated below may not be necessarily comparable to similarly titled measures reported by other companies.

These non-GAAP measures have been reconciled to the nearest GAAP measure as required under Securities and Exchange Commission rules.

A reconciliation of each of the non-GAAP financial measures to GAAP financial measures is set forth below (in thousands, except per share amounts):

Reconciliation of GAAP and Non-GAAP Financial Measures
(Six month figures may not add due to rounding)

	Three months ended			Six months ended
	January 27, 2007	October 28, 2006	January 28, 2006	January 27, 2007	January 28, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation of GAAP to non-GAAP net income and non-GAAP net income per share:
GAAP net income	$3,862	$2,759	$817	$6,621	$1,194
Total non-GAAP adjustments:
Cost of revenue:
Stock based compensation	10	1	—	11	—
Operating expenses:
Research and product development
Stock based compensation	22	2	—	24	—
Selling, general and administrative
Duplicate facility costs during facility move	216	223	—	439	—
Stock based compensation	208	189	—	397	—
Income tax provision	(23)	(18)	—	(41)	—
Non-GAAP net income	$4,295	$3,156	$817	$7,451	$1,194

Non-GAAP net income per share:
Basic	$0.17	$1.10	$0.45	$0.55	$0.66
Diluted	$0.16	$0.15	$0.05	$0.32	$0.07

Shares used in computing non-GAAP net income per share
Basic	24,592	2,864	1,822	13,668	1,820
Diluted	26,592	20,630	17,275	23,564	17,128

Condensed Consolidated Balance Sheets
(in thousands)

	January 27, 2007	July 29, 2006
	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$80,799	$10,377
Short-term investments	19,425	—
Accounts receivable, net	21,661	19,075
Inventories, net	15,502	11,701
Prepaid expenses and other current assets	1,147	407
TOTAL CURRENT ASSETS	138,534	41,560

PROPERTY AND EQUIPMENT, net	6,306	5,207
GOODWILL	10,670	10,533
OTHER ASSETS	221	2,009
TOTAL ASSETS	$155,731	$59,309

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Accounts payable	$16,375	$18,386
Accrued expenses	3,362	2,207
Accrued warranty	262	223
Other current liabilities	—	2,640
Current portion of debt	—	320
TOTAL CURRENT LIABILITIES	19,999	23,776
Long-term debt, net of current portion	—	351
Long-term liabilities	224	97
TOTAL LIABILITIES	20,223	24,224

REDEEMABLE CONVERTIBLE PREFERRED STOCK	—	87,173

STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock	2	—
Additional paid-in capital-common stock	190,032	9,173
Deferred compensation	(1,175)	(1,170)
Accumulated other compensation income	439	320
Treasury stock	(2,762)	(2,762)
Accumulated deficit	(51,028)	(57,649)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	135,508	(52,088)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)	$155,731	$59,309

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